Exhibt 99.1

MEDIMMUNE ANNOUNCES ADDITION OF GEORGE M. MILNE, JR., PH.D.
TO BOARD OF DIRECTORS

GAITHERSBURG, MD, April 4, 2005 –– MedImmune, Inc. (Nasdaq: MEDI) announced today that George M. Milne Jr., Ph.D., has been appointed to its board of directors. Dr. Milne retired from Pfizer, Inc. in 2002 as executive vice president of global research and development (R&D). While at Pfizer, Dr. Milne held a number of other senior management positions, including president of central research, with global responsibility for human and veterinary medicine R&D. He currently serves on the boards of numerous corporations and private organizations, including Mettler-Toledo, International Inc; Charles River Laboratories, Inc; Conor Medsystems, Inc; Aspreva Pharmaceuticals; the National Foundation for Infectious Diseases; The New York Botanical Garden and the Institute for Exploration. Since 2003, Dr. Milne has also been a venture partner at Radius Ventures, a venture capital firm focused on the life science industry.

Wayne T. Hockmeyer, Ph.D., MedImmune’s chairman and founder, stated: “Dr. Milne is an outstanding researcher and a proven leader in the pharmaceutical industry with expertise in the areas of inflammation and infectious diseases. His commitment to fostering advances in healthcare, coupled with his insights into the potential to apply new tools and technologies to improve productivity and efficiencies in the drug development process, will be a great advantage to MedImmune.”

Dr. Milne’s addition to the board of directors increases the number of independent directors from six to seven individuals. Dr. Milne is replacing Melvin D. Booth who is retiring after seven years as a director. Mr. Booth also served as president and chief operating officer for MedImmune until he retired from that position on January 1, 2004. Upon his retirement from the board, Mr. Booth will continue to contribute to the company through his involvement with MedImmune Ventures, Inc.

“Mr. Booth has been a meaningful contributor to the growth of our organization during his years as a MedImmune executive and board member,” said Dr. Hockmeyer. “I am pleased that he is now joining MedImmune Ventures where he will assist in evaluating and managing new investments that align with MedImmune’s strategic goals.”

About MedImmune Ventures, Inc.
MedImmune Ventures primarily seeks to invest in areas of strategic interest to MedImmune, including infectious disease, immunology and oncology. The fund, which was seeded with an initial $100 million in 2002, generally invests up to $20 million per company with an average investment of $6 million to $7 million. In February 2005, MedImmune’s board allocated an additional $100 million to the fund. The assessment of new investment opportunities is conducted by a team of experts at MedImmune, led by Dr. Hockmeyer, that includes members from the company’s research and development, clinical, sales and marketing, intellectual property, regulatory, corporate development, legal and finance departments.

About MedImmune, Inc.
MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious disease, cancer and inflammatory diseases. With approximately 2,000 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website.

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